Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT
This Separation and Consulting Agreement (the “Agreement”) is made and entered into by and between J. Paul Rickey (the “Executive”) and Immune Design Corp. (the “Company”) (each a “Party,” and together, the “Parties”) as of May 31, 2015.
WHEREAS, Executive and the Company have decided to terminate their employer-employee relationship pursuant to the terms of this Agreement;
WHEREAS, Executive and the Company are parties to an Executive Employment Agreement, dated June 18, 2014 (the “Employment Agreement”), and the Company wishes to provide to Executive the benefits described in Article 4 of the Employment Agreement in connection with the termination of their employment relationship;
WHEREAS, the Company wishes to provide to Executive additional benefits beyond the provisions of the Employment Agreement in exchange for Executive’s continued employment through May 31, 2015 and assistance with the transition of Executive’s duties to his successor;
WHEREAS, Executive and the Company wish to resolve and release, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the effective date of the General Release and Waiver of Claims (“Release”) attached as Exhibit B to this Agreement;

WHEREAS, the Company wishes to retain Executive as a consultant following the termination of his employment relationship so that Executive may advise the Company’s executives on matters within Executive’s expertise;
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
1.    Benefits under this Agreement. The Company shall pay or provide to Executive all of the termination benefits described in Exhibit A to this Agreement (the “Benefits”), as, when and conditioned upon the terms and conditions specified in this Agreement and Article 5 of the Employment Agreement.
2.    Termination of Employment; Consulting Services.
(a)    Executive’s employment with the Company shall terminate effective May 31, 2015 (the “Separation Date”). Following the Separation Date, and at the reasonable request of the Company, Executive will consult with the Company’s executive officers and other employees regarding certain of the Company’s business and activities, as assigned by the Company to Executive from time to time, through May 31, 2016.
(b)    From and after the Separation Date, Executive shall be an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Executive and the Company for any purpose. After the Separation Date, Executive shall have no authority to bind the Company or its affiliates, and Executive shall not attempt to obligate or bind the Company or any of its affiliates in any way without the Company’s prior approval. All documents, including but not limited to contracts, agreements, letters of intent, employment agreements and leases, that purport to bind or obligate the Company or any of its affiliates in any respect must be signed by the appropriate representative(s) of the Company.

Exhibit 10.1

(c)    The Company will provide Executive with support services in its California and/or Seattle office(s) for the consulting period following the Separation Date to the extent determined necessary and reasonable by the Company. During the consulting period, Executive may be engaged or employed in any other business, trade, profession or other activity which does not place Executive in a conflict of interest with the Company; provided, that, during the consulting period, Executive shall not be engaged in any business activities that do or may compete with the business of the Company, without the Company's prior written consent to be given or withheld in its sole discretion.

(d)    The Company shall pay to Executive as full compensation for the consulting services an hourly consulting fee in the gross amount of Two Hundred Twenty Five Dollars ($225.00) (the “Consulting Fee”) for each hour Executive provides consulting services in accordance with Section 2(a). Executive acknowledges and agrees that the Consulting Fee does not constitute compensation for Executive’s time worked and services rendered through the Separation Date, but rather constitutes consideration for Executive’s agreement to provide consulting services to the Company on an “as needed” basis and as an independent consultant through May 31, 2016, following the Separation Date, and that such consideration is above and beyond any wages, salary or other sums to which Executive is entitled from the Company under the terms of his employment with the Company or under any other contract or law. Executive shall be responsible for costs or expenses incurred by Executive in connection with the performance of the consulting services, and in no event shall the Company reimburse Executive for any such costs or expenses, except that the Company will reimburse Executive for reasonable travel-related expenses when the Company requests that Executive travel in order to provide the consulting services, and the Company pre-approves any such expenses.

(e)    The consulting provisions of this Agreement shall terminate on May 31, 2016, at which point Executive shall no longer be a Service Provider under the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”), all vesting of any outstanding options held by Executive shall cease, and Executive shall be required exercise, or allow to expire, any outstanding options pursuant to the provisions of the 2014 Plan. In addition, Executive acknowledges that all vested but unexercised incentive stock options held by Executive shall become nonqualified stock options on the date that is three (3) months following the Separation Date. In the event that a Change in Control (as defined in the Employment Agreement) occurs prior to May 31, 2016 and Executive’s consulting relationship with the Company is terminated within three (3) months prior to, or within twelve (12) months following, the effective date of a Change in Control, the vesting and exercisability of all outstanding options to purchase the Company’s common stock held by Executive shall be accelerated in full.

(f)    With the exception of the Consulting Fee specified Section 2(d) above, the Company shall withhold the appropriate federal, state and local taxes, as reasonably determined by the Company, from the Benefits paid under this Agreement. Executive acknowledges and agrees that the Consulting Fee shall be subject to Internal Revenue Service reporting through a Form 1099 issued to Executive. Executive will invoice the Company on a monthly basis for any consulting services provided, and the Company will pay each such invoice within thirty (30) days of receipt. Payment of the Consulting Fee will be made without any withholdings or deductions by the Company. Executive agrees that he will be exclusively liable for the payment of any taxes which may be assessed against the Consulting Fee, as well as any additional payments of interest, penalties, or assessment of attorneys’ fees required by a governmental authority, taxing authority, or court in connection with the payment of the Consulting Fee. Executive further agrees to indemnify and hold the Company harmless from any liability (including attorneys’ fees), penalties or interest that may be assessed by any taxing authority or governmental authority with respect to the payment of the Consulting Fee. Executive further acknowledges that the Company makes no representations or warranties with respect

Exhibit 10.1

to the tax treatment by any local, state or federal taxing authority of the Consulting Fee or other payments made under this Agreement.

(g)    The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the consulting services performed under this Agreement (the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”). Executive agrees that the Deliverables are hereby deemed a "work made for hire" as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a "work made for hire," Executive hereby irrevocably assigns and agrees to assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights.

(h)    The Company may terminate the consulting services provided under this Agreement upon written notice to Executive if the Company determines that Executive is not willing, available or able to provide the required consulting services after reasonable attempts by the Company to obtain such consulting services from Executive. In the event of termination pursuant to this Section 2(h), the Company shall pay to Executive any Consulting Fees then due and payable for any consulting services completed up to and including the date of such termination.
3.    General Release.
(a)    In conjunction with the execution of this Agreement, Executive shall execute the Release, which Release is incorporated into and made a part of this Agreement in full.
(b)    Acknowledgments/Time Frames.
(i)    Executive agrees and acknowledges that (A) he understands the language used in this Agreement, including the Release, and its legal effect, and (B) he will not receive the Benefits without signing this Agreement and the Release.
(ii)    Executive further acknowledges that he is hereby being advised in writing to consult with an attorney prior to executing this Agreement and the Release and that he is being given a period of seven (7) days from the Separation Date to consider whether to execute this Agreement and the Release.
(iii)    Executive further understands that he must not execute the Agreement or the Release before the Separation Date, and that he will be required to re-execute the Agreement and the Release on or after his Separation Date in order to receive the Benefits if he executes this Agreement or the Release early. Executive expressly agrees that, in the event he does not execute this Agreement and the Release within the seven days following his Separation Date, or if he executes the Agreement or the Release prior to his Separation Date, the Agreement shall be null and void and have no legal or binding effect whatsoever.
(c)    Executive agrees to execute a second bring-down release, in the same form provided in Exhibit B, on the last day of the consulting period (the “Consulting End Date”) which release shall cover the period from the Separation Date through the Consulting End Date.
4.    The Parties agree that their respective rights and obligations under the Employment Agreement shall survive the execution of this Agreement, including, but not limited to, Executive’s

Exhibit 10.1

compliance with the limitations and conditions on benefits as described in Articles 5 and 8 of the Employment Agreement.
5.    Executive acknowledges that he has received all compensation to which he is entitled for his work up to his last day of employment with the Company, including any accrued but unused vacation time, and that he is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Benefits he will receive if he signs this Agreement.
6.    Executive agrees that from and after the date of the receipt of this Agreement, Executive will not, directly or indirectly, provide to any person or entity any information concerning or relating to the negotiation of this Agreement or its terms and conditions, except: (i) to the extent specifically required by law or legal process or as authorized in writing by the Company; (ii) to Executive’s tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to Executive’s attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of Executive’s immediate family. Executive agrees that prior to disclosing such information under parts (ii), (iii), or (iv), Executive will inform the recipients that they are bound by the limitations of this section. Subsequent disclosure by any such recipients will be deemed to be a disclosure by Executive in breach of this Agreement.
7.    Executive agrees that any sensitive, proprietary, or confidential information or data relating to the Company or any of its affiliates, including, without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company, and all other data and information of a competition-sensitive nature (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company reflecting such Confidential Information, that Executive acquired while an employee of the Company or obtains as a consultant of the Company will not be disclosed to any third party or used for Executive’s own purposes or in a manner detrimental to the Company’s interests. In addition, Executive hereby reaffirms Executive’s existing obligations, to the fullest extent permitted by law, under the Proprietary Information and Inventions Agreement that Executive entered into with the Company, dated January 1, 2011, or any successor agreement thereto (the “Confidential Information Agreement”).
8.    Not later than the Separation Date, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Executive has in his possession, custody or control. The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information. If Executive has used any personally owned computer, server or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Separation Date, Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge

Exhibit 10.1

such confidential or proprietary information from those systems. Executive agrees to provide the Company access to Executive’s system as requested to verify that the necessary copying and/or deletion is done.
9.    Executive agrees that he will not make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its employees, clients, contractors, agents, or any of the other Releasees. Executive will refer all reference requests regarding Executive’s employment with the Company to the Company’s Human Resources department, who will disclose only Executive’s dates of employment with the Company, last position held, and upon Executive’s written request, final salary, in response to such reference requests.
10.    This Agreement, the Employment Agreement, and the Confidential Information Agreement represent the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding the same. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT HE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH COUNSEL OF EXECUTIVE’S CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

IMMUNE DESIGN CORP. By: /s/ Stephen R. Brady Name: Stephen R. Brady Title: EVP, Strategy & Finance Date: 5/31/15	EXECUTIVE /s/ J. Paul Rickey J. Paul Rickey Date: 5/31/15

Exhibit 10.1

EXHIBIT A
SUMMARY OF BENEFITS

The Benefits, which are all subject to Executive’s compliance with this Agreement and the Employment Agreement, consist of:

A.
The gross amount equal to eleven (11) months of Executive’s base salary at the rate in effect at the time of the Separation Date, payable in a lump sum on the first regularly-scheduled payroll date occurring on or after the 60th day following the Separation Date.

B.
If Executive elects COBRA continuation coverage, the payment or reimbursement of the healthcare insurance premium for Executive and his covered dependents through the earlier of: (1) eleven (11) months following the Separation Date; (2) the termination of Executive’s qualification or eligibility for COBRA continuation coverage; or (3) Executive and his dependents becoming eligible for healthcare coverage under another plan.

C.
The immediate vesting on the Separation Date of the number of shares of Executive’s stock options equal to the number of shares that would have vested had Executive’s employment with the Company continued for eleven (11) months following the Separation Date (the “Vesting Acceleration”).

D.
In addition to the Vesting Acceleration, beginning on the Separation Date, and through no later than May 31, 2016, so long as Executive is serving as a consultant to the Company, Executive will continue to be deemed a Service Provider, as defined in the 2014 Plan, such that all of Executive’s stock options as of the Separation Date shall continue to vest and be exercisable under the 2014 Plan.

E.
To the extent not already reimbursed, the Company shall reimburse Executive for up to $2,200.00 for Executive’s attendance at the ABFO conference and for up to $2,950.00 for Executive’s attendance at a CFO roundtable in Seattle, Washington, to the extent not already reimbursed prior to the date of this Agreement.

Exhibit 10.1

EXHIBIT B
GENERAL RELEASE AND WAIVER OF CLAIMS
Certain capitalized terms used in this Release are defined in the Separation and Consulting Agreement (the “Agreement”) which I have executed and of which this Release is a part.
I hereby confirm my obligations under the Confidential Information Agreement (or other comparable agreement that I have signed, if any).
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.
Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, the California Labor Code, the Washington Law Against Discrimination, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to (1) release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law; (2) release any claim by me against the Company relating to the validity or enforceability of this release or the Agreement; or (3) prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other government agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to my employment with the Company).
I acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; and (C) I have seven (7) days from the Separation Date

Exhibit 10.1

to consider this Release (although I may choose to voluntarily execute this Release before the expiration of such seven day period).
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, the Washington Leave Law, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.
I agree that I will not make any disparaging statements regarding the Company or its officers, directors, shareholders, members, agents or products jointly or severally. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

EXECUTIVE:

/s/ J. Paul Rickey
Signature

J. Paul Rickey
Printed Name

Date:     5/31/15